                                                                       EXHIBIT D
                                                               FILE NO. 70-10299


RELATED PARTY TRANSACTIONS AND MAJOR CUSTOMERS -- CEHE

     Related Party Transactions. The following table summarizes receivables from, or payables to, CenterPoint Energy or its subsidiaries:

                                                                                   DECEMBER 31,          JUNE 30,
                                                                                       2004                2005
                                                                                   ------------          --------
                                                                                            (IN MILLIONS)
Accounts receivable from affiliates .........................................         $  17               $  39
Accounts payable to affiliates ..............................................           (32)                (28)
Notes receivable/(payable) -- affiliated companies (1) ......................            73                 (27)
                                                                                      -----               -----
   Accounts and notes receivable/(payable) -- affiliated companies, net .....         $  58               $ (16)
                                                                                      =====               =====

Long-term notes receivable -- affiliated companies ..........................         $ 815               $ 815
                                                                                      =====               =====

Long-term notes payable -- affiliated companies .............................         $(151)              $(151)
                                                                                      =====               =====

Long-term accounts payable -- affiliated companies ..........................         $(303)              $(303)
                                                                                      =====               =====

----------

(1) Represents money pool borrowings and investments.

    For the three months ended June 30, 2004 and 2005, the Company had net interest income related to affiliate borrowings of $4 million and $9 million, respectively, and $6 million and $18 million for the six months ended June 30, 2004 and 2005, respectively.

    The 1935 Act generally prohibits borrowings by CenterPoint Energy from its subsidiaries, including the Company, either through the money pool or otherwise.

    CenterPoint Energy provides some corporate services to the Company. The costs of services have been charged directly to the Company using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment and proportionate corporate formulas based on assets, operating margins, operating expenses and employees. These charges are not necessarily indicative of what would have been incurred had the Company not been an affiliate. Amounts charged to the Company for these services were $25 million and $28 million for the three months ended June 30, 2004 and 2005, respectively, and $49 million and $54 million for the six months ended June 31, 2004 and 2005, respectively, and are included primarily in operation and maintenance expenses.

     Pursuant to the tax sharing agreement with CenterPoint Energy, the Company received an allocation of CenterPoint Energy's tax benefits totaling $7 million in the second quarter of 2005, which was recorded as an increase to additional paid-in capital.

                                                                       EXHIBIT D
                                                               FILE NO. 70-10299


RELATED PARTY TRANSACTIONS -- CERC

    The following table summarizes receivables from, or payables to, CenterPoint Energy or its subsidiaries:

                                                                                  DECEMBER 31,          JUNE 30,
                                                                                      2004                2005
                                                                                  ------------          --------
                                                                                           (IN MILLIONS)
Accounts receivable from affiliates ..........................................       $   4               $   4
Accounts payable to affiliates ...............................................         (34)                (28)
Notes receivable from affiliates(1) ..........................................          42                 139
                                                                                     -----               -----
     Accounts and notes receivable -- affiliated companies, net ..............       $  12               $ 115
                                                                                     =====               =====

Long-term accounts receivable from affiliates ................................       $  64               $  65
Long-term accounts payable to affiliates .....................................         (45)                (48)
Long-term notes payable to affiliates ........................................          (1)                 --
                                                                                     -----               -----
     Long-term accounts and notes receivable -- affiliated companies, net ....       $  18               $  17
                                                                                     =====               =====

----------

(2)  Represents money pool investments.

     For the three months ended June 30, 2004 and 2005, the Company had net interest income related to affiliate borrowings of $2.5 million and $1.4 million, respectively. For the six months ended June 30, 2004 and 2005, the Company had net interest income related to affiliate borrowings of $4.1 million and $2.6 million, respectively.

     The 1935 Act generally prohibits borrowings by CenterPoint Energy from its subsidiaries, including the Company, either through the money pool or otherwise.

     For the three and six months ended June 30, 2004, the sales and services provided by the Company to Texas Genco Holdings, Inc. (Texas Genco), a former subsidiary of CenterPoint Energy, totaled $11 million and $18 million, respectively. For the three and six months ended June 30, 2005, the Company provided no sales or services to CenterPoint Energy or its subsidiaries.

     CenterPoint Energy provides some corporate services to the Company. The costs of services have been directly charged to the Company using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating margins, operating expenses and employees. These charges are not necessarily indicative of what would have been incurred had the Company not been an affiliate. Amounts charged to the Company for these services were $28 million and $31 million for the three months ended June 30, 2004 and 2005, respectively, and $55 million and $60 million for the six months ended June 30, 2004 and 2005, respectively, and are included primarily in operation and maintenance expenses.

     Pursuant to the tax sharing agreement with CenterPoint Energy, the Company received an allocation of CenterPoint Energy's tax benefits totaling $24 million and $55 million for the three and six months ended June 30, 2005, respectively, which was recorded as an increase to additional paid-in capital.

     In the second quarter of 2005, the Company paid a dividend of $100 million to Utility Holding, LLC.